Exhibit 4.2
COMPANY ORDER
Pursuant to the provisions of the Indenture dated October 23, 1995 between Advanta Corp. (the “Company”) and The Bank of New York Mellon (as successor to JPMorgan Chase Bank (formerly, The Chase Manhattan Bank, N.A.)), successor trustee, the Company hereby issues this Company Order to be effective concurrent with the effective date of the Registration Statement on Form S-3 being filed with the Securities and Exchange Commission on or about March 12, 2009.
The terms and conditions applicable to the following securities shall be as set forth in the Company’s prospectus, and any applicable prospectus supplement, relating to such securities:
RediReserve Variable Rate Certificates
Investment Notes with Maturities of 91 Days to Ten Years

Advanta Corp.

Dated as of March 12, 2009	By:	/s/ Philip M. Browne Philip M. Browne
[Corporate Seal] Officer		Senior Vice President and Chief Financial

	By:	/s/ Jay A. Dubow

Jay A. Dubow Secretary

	Attest:	/s/ Liane Browne

Liane Browne Assistant Secretary